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TEKNI-PLEX, INC.
                                                                   EXHIBIT 12.1
RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               Years Ended        Nine Months Ended        Adjusted Pro Forma
                          Year                                                                               Year        Nine
                          Ended    Jan. 1, to   Mar. 19 to                                                  Ended        Months
                         Dec. 31,   Mar. 18,      Jul. 1,   Jun. 30,  Jun. 28,  Mar. 29,     Mar. 28,      Jun. 28,     Mar. 28,
                          1993        1994         1994       1995      1996      1996         1997          1996        1997
Pre-tax income            3,031        825           38        377     1,958        440       10,002        2,274        9,240

Interest expense
 including amortization
 of deferred financing
 costs and accretion
 of warrants                160         22        1,141      4,322     5,816      3,663        6,068        9,143        6,830

Earnings before fixed
 charges                  3,191        847        1,179      4,699     7,774      4,103       16,070       11,417       16,070

Ratio of earnings to
 fixed charges             19.9       38.5          1.0        1.1       1.3        1.1          2.6          1.2          2.4
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